Exhibit 99

PRESS RELEASE

For Immediate Release	July 13, 2012
For Further Information:	Eloise L. Mackus, CEO
Phone: 330.576.1208
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES

REGULATORY APPROVALS

IN CONNECTION WITH ITS STOCK OFFERING

Fairlawn, Ohio – July 13, 2012 – Central Federal Corporation (Nasdaq: CFBK), the parent company of CFBank, today announced it received regulatory approval from the Federal Reserve Bank of Cleveland (Fed) of the Company’s previously announced agreement with the U.S. Department of the Treasury. The agreement allows the Company to redeem the Preferred Stock and warrant held by the Treasury and forgive all accrued but unpaid dividends on the Preferred Stock issued in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program (together, the “TARP Securities”) for a total payment of $3.0 million, resulting in a discount of approximately $5.0 million. Redemption of the TARP Securities will be completed if the Company obtains gross proceeds of $22.5 million in its current rights offering of common stock. Redemption of the TARP Securities will also require regulatory approval from the Office of the Comptroller of the Currency (OCC).

The Company also announced that the Fed and OCC have not objected to the appointment of Timothy T. O’Dell, founder and principal of Chetwood Group, a strategic business advisory firm, and former president and chief executive officer of Fifth Third Bank of Central Ohio; Thad R. Perry, former senior partner of Accenture; Robert E. Hoeweler, chief executive officer of a group of companies owned by the Hoeweler family; James Howard Frauenberg, II, principal owner of Addison Holdings, LLC, which manages investments of private individuals and has been active in opening new franchises for two retail chains, Five Guys and Flip Flops; and Donal Malenick, former chief executive officer of Columbus Steel Castings and president of Worthington Steel; as directors of the Company upon completion of the rights offering. In addition, the Fed and OCC have not objected to the appointment of Mr. Hoeweler as Chairman of the Board, Mr. O’Dell as Chief Executive Officer and Mr. Perry as President of the Company upon completion of the rights offering.

The Company seeks to raise up to $22.5 million, consisting of an $18.0 million offering to existing stockholders and a $4.5 million offering to a group of standby purchasers. The rights offering is currently in process and expires on July 16, 2012. To the extent any shares remain unsold at the expiration of the rights offering, the Company intends to conduct a public offering which would end as soon as $22.5 million is raised, but no later than August 14, 2012.

A registration statement related to these securities has been filed with the SEC and may be viewed on the SEC website (www.sec.gov). You may obtain a written prospectus for the rights offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended, by writing to the Company, 2923 Smith Road, Fairlawn, Ohio 44333, Attention: Eloise L. Mackus, CEO. You may also request a copy of the prospectus by contacting the information agent for the rights offering, ParaCap Group, LLC at 866.719.5037.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, which may be made only pursuant to a prospectus, nor shall there be any sale of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state. The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank is a full service bank providing retail/consumer, business banking and residential mortgage loan products and services. We serve the greater Akron and Columbus, Ohio markets through our offices in Fairlawn and Worthington, Ohio, and have offices in Calcutta and Wellsville, Ohio, which are located in what is considered the Utica Shale investment corridor. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.